Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES RECORD
2017 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2018 GUIDANCE

•	Net Revenue: Q4 of $2.7 billion, up 13% over 2016; Full year of $10.2 billion, up 8% over 2016

•	Diluted EPS: Q4 of $6.81, up 289% over 2016; Full year of $12.21, up 74% over 2016

•	Adjusted EPS: Q4 of $2.45, up 14% over 2016; Full year of $9.60, up 9% over 2016

•	Free Cash Flow: Q4 of $468 million, up 25% from 2016; Full year of $1.1 billion, up 28% over 2016

•	2018 Adjusted EPS guidance of $11.30 to $11.70

•	2018 Free Cash Flow guidance of $1.1 billion to $1.2 billion

Burlington, NC, February 6, 2018 - LabCorp® (or the Company) (NYSE: LH) today announced results for the fourth quarter and year ended December 31, 2017, and provided 2018 guidance.

"We achieved outstanding full year results, highlighted by revenue over $10 billion, adjusted EPS at the high end of our guidance range, and free cash flow in excess of $1.1 billion,” said David P. King, chairman and CEO. “Our performance in the quarter demonstrated our multi-faceted growth platform, as our Diagnostics and Drug Development businesses each delivered excellent performance through a combination of strategic acquisitions, organic initiatives, and margin improvement. We are well positioned for another year of strong performance in 2018 driven by momentum in our businesses, expansion of our capabilities and talent base, broadened geographic presence, and delivery of innovative solutions that only LabCorp can offer.”

Consolidated Results

Fourth Quarter Results
Net revenue for the quarter was $2.70 billion, an increase of 13.2% compared to $2.39 billion in the fourth quarter of 2016. The increase in net revenue was due to growth from acquisitions of 10.0%, organic growth (net revenue growth less revenue from acquisitions for the first twelve months after the close of each acquisition) of 2.6%, and the benefit from foreign currency translation of approximately 60 basis points.

Operating income for the quarter was $354.2 million, or 13.1% of net revenue, compared to $323.4 million, or 13.5%, in the fourth quarter of 2016. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad business process improvement initiative. The decline in operating margin was primarily due to restructuring charges, special items, and amortization which together totaled $102.0 million in the quarter, compared to $64.4 million during the same period in 2016. Adjusted operating income (excluding amortization of $62.9 million, as well as restructuring charges and special items of $39.1 million) for the quarter was $456.2 million, or 16.9% of net revenue, compared to $387.8 million, or 16.2%, in the fourth quarter of 2016.

Net earnings in the quarter were $706.8 million, compared to $184.4 million in the fourth quarter of 2016. Diluted EPS were $6.81 in the quarter, compared to $1.75 in the same period in 2016. During the quarter, the Company recorded a net benefit of $519.0 million in net earnings, or $5.00 per diluted share, due to the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA), which resulted in a favorable re-valuation of deferred taxes, partially offset by the deemed repatriation tax. Given the significant changes resulting from the TCJA, the estimated financial impact in the quarter is provisional and subject to further clarification, which could result in changes to these estimates during 2018.

Adjusted EPS (excluding tax reform, amortization, restructuring charges and special items) were $2.45 in the quarter, an increase of 14.0% compared to $2.15 in the fourth quarter of 2016.

Operating cash flow for the quarter was $564.0 million, compared to $448.9 million in the fourth quarter of 2016. The increase in operating cash flow was due to higher cash earnings and improved working capital. Capital expenditures totaled $96.1 million, compared to $74.3 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $467.9 million, compared to $374.6 million in the fourth quarter of 2016.

At the end of the quarter, the Company’s cash balance and total debt were $316.7 million and $6.8 billion, respectively. During the quarter, the Company invested $83.3 million in acquisitions, paid down $443.0 million of debt, and repurchased $40.0 million of stock representing approximately 0.3 million shares. The Company had $407.4 million of authorization remaining under its share repurchase program at the end of the quarter.

Full Year Results
Net revenue was $10.21 billion, an increase of 8.2% over last year’s $9.44 billion. The increase in net revenue was due to growth from acquisitions of 5.8%, and organic growth of 2.4%.

Operating income was $1.4 billion, or 13.4% of net revenue, compared to $1.3 billion, or 13.9%, in 2016. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the LaunchPad business process improvement initiative, partially offset by higher personnel costs. The decline in operating margin was primarily due to higher amortization, restructuring charges, and special items. Adjusted operating income (excluding amortization of $216.5 million, as well as restructuring charges and special items of $150.7 million) for the year was $1.7 billion, or 17.0% of net revenue, compared to $1.6 billion, or 16.9%, last year.

Net earnings for 2017 were $1.3 billion, or $12.21 per diluted share, compared to $732.1 million, or $7.02 per diluted share, in 2016. As previously noted, the Company recorded a provisional net benefit of $519.0 million in net earnings in the fourth quarter, or $5.00 per diluted share, due to the implementation of the TCJA. Adjusted EPS (excluding tax reform, amortization, restructuring charges and special items) were $9.60, an increase of 8.7% compared to $8.83 in 2016.

Operating cash flow was $1.5 billion, compared to $1.2 billion in 2016, due to higher cash earnings and improved working capital. Capital expenditures totaled $312.9 million, compared to $278.9 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $1,146.5 million, compared to $897.0 million in 2016.

During the year, the Company invested approximately $1.9 billion in acquisitions, and repurchased $338.1 million of stock representing approximately 2.4 million shares.

***

The following segment results exclude amortization, restructuring charges, special items and unallocated corporate expenses.

Fourth Quarter Pro Forma Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.82 billion, an increase of 8.6% over $1.67 billion in the fourth quarter of 2016. The increase in net revenue was driven by acquisitions, organic volume (measured by requisitions excluding those from acquisitions for the first twelve months after the close of each acquisition), and the benefit from foreign currency translation of approximately 30 basis points. Total volume (measured by requisitions) increased by 6.6%, of which organic volume was 2.9% and acquisition volume was 3.7%. Revenue per requisition increased by 1.8%.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $356.5 million, or 19.6% of net revenue, compared to $317.8 million, or 19.0%, in the fourth quarter of 2016. The increase in operating income and margin were primarily due to strong revenue growth and LaunchPad savings.

Covance Drug Development
Net revenue for the quarter was $886.1 million, an increase of 23.8% over $715.6 million in the fourth quarter of 2016. The increase was primarily due to the acquisition of Chiltern, as well as organic growth and the benefit from foreign currency translation of approximately 140 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $134.9 million, or 15.2% of net revenue, compared to $106.5 million, or 14.9%, in the fourth quarter of 2016. The increase in operating income and margin were primarily due to the acquisition of Chiltern, organic revenue growth, and LaunchPad savings, partially offset by higher personnel costs. The Company remains on track to deliver cost synergies from the integration of Chiltern of $30 million within three years of the acquisition.

Net orders and net book-to-bill during the trailing twelve months were $4.14 billion and 1.36, respectively. Backlog at the end of the quarter was $7.13 billion, and the Company expects approximately $2.8 billion of this backlog to convert into revenue in the next twelve months.

The Company commenced the LaunchPad initiative in Covance Drug Development in mid-2017, focused on right-sizing the business, re-engineering Covance’s drug development solutions, integrating new tools and technology, and sustainably enhancing the employee and customer experience. The Company expects the initiative to achieve additional net savings of $130 million over the three-year period ending in 2020.

Outlook for 2018
The following guidance includes the estimated impact from adoption of the new revenue recognition accounting standard (ASC 606) as of January 1, 2018, the implementation of the TCJA, and currently anticipated capital allocation. The following guidance also assumes foreign exchange rates effective as of December 31, 2017 for the full year. In addition, to support the comparison of year-on-year results, the Company has provided a preliminary reconciliation that restates revenue in 2017 to show the impact of the new revenue recognition accounting standard for illustrative purposes. This calculation will be finalized upon adoption in the first quarter of 2018 and the amounts are therefore subject to change.

•
Revenue growth of 9.5% to 11.5% over 2017 restated revenue of $10.42 billion, which includes the benefit of approximately 60 basis points of foreign currency translation and equates to constant currency revenue growth of 8.9% to 10.9%.

•
Revenue growth in LabCorp Diagnostics of 3.0% to 5.0% over 2017 restated revenue of $6.86 billion, which includes the negative impact of the Protecting Access to Medicare Act (PAMA) as well as the benefit of approximately 20 basis points of foreign currency translation. This outlook equates to constant currency revenue growth of 2.8% to 4.8%.

•
Revenue growth in Covance Drug Development of 20.0% to 24.0% over 2017 restated revenue of $3.56 billion, which includes the benefit of approximately 140 basis points of foreign currency translation and equates to constant currency revenue growth of 18.6% to 22.6%.

•
Adjusted EPS of $11.30 to $11.70, an increase of approximately 17.7% to 21.9% as compared to $9.60 in 2017. The expected growth in adjusted EPS includes the benefit of an assumed lower tax rate in 2018 of 25%, contributing approximately $1.30 in adjusted EPS over 2017.

•	Free cash flow (operating cash flow less capital expenditures) of $1.1 billion to $1.2 billion, compared to $1.1 billion in 2017.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 3587888. A telephone replay of the call will be available through February 20, 2018 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 3587888. A live online broadcast of LabCorp’s quarterly conference call on February 6, 2018 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible through February 1, 2019.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-

looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net revenue	$2,701.5	$2,387.3	$10,205.9	$9,437.2
Reimbursable out-of-pocket expenses	94.8	41.1	235.5	204.6
Total revenues	2,796.3	2,428.4	10,441.4	9,641.8

Net cost of revenue	1,785.7	1,598.8	6,741.9	6,256.2
Reimbursable out-of-pocket expenses	94.8	41.1	235.5	204.6
Total cost of revenues	1,880.5	1,639.9	6,977.4	6,460.8

Gross profit	915.8	788.5	3,464.0	3,181.0

Selling, general and administrative expenses	492.4	406.5	1,812.4	1,630.7
Amortization of intangibles and other assets	62.9	48.8	216.5	179.5
Restructuring and other special charges	6.3	9.8	70.9	58.4

Operating income	354.2	323.4	1,364.2	1,312.4

Other income (expense):
Interest expense	(67.8)	(52.9)	(235.1)	(219.1)
Equity method income, net	1.3	2.0	11.3	7.9
Investment income	0.7	0.2	2.1	1.7
Other, net	0.6	3.9	(7.6)	2.6
Earnings before income taxes	289.0	276.6	1,134.9	1,105.5

Provision for income taxes	(420.2)	92.0	(139.1)	372.3

Net earnings	709.2	184.6	1,274.0	733.2
Less: net earnings attributable to noncontrolling interest	(2.4)	(0.2)	(5.8)	(1.1)
Net earnings attributable to Laboratory Corporation of America Holdings	$706.8	$184.4	$1,268.2	$732.1

Basic earnings per common share	$6.91	$1.79	$12.39	$7.14

Diluted earnings per common share	$6.81	$1.75	$12.21	$7.02

Weighted average basic shares outstanding	102.2	103.3	102.4	102.5

Weighted average diluted shares outstanding	103.7	105.1	103.9	104.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$316.7	$433.6
Accounts receivable, net of allowance for doubtful accounts of $260.9 and $235.6 at December 31, 2017 and 2016, respectively	1,481.3	1,328.7
Unbilled services	235.6	190.0
Supplies inventory	227.6	205.2
Prepaid expenses and other	421.4	321.2
Total current assets	2,682.6	2,478.7

Property, plant and equipment, net	1,748.9	1,718.6
Goodwill	7,530.0	6,424.4
Intangible assets, net	4,340.8	3,400.5
Joint venture partnerships and equity method investments	58.4	57.6
Deferred income tax assets	1.9	2.1
Other assets, net	205.4	165.1
Total assets	$16,568.0	$14,247.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$663.0	$508.4
Accrued expenses and other	632.9	595.2
Unearned revenue	332.7	176.0
Current portion of long-term debt	417.5	549.5
Total current liabilities	2,046.1	1,829.1

Long-term debt, less current portion	6,344.6	5,300
Deferred income taxes and other tax liabilities	948.3	1,204.9
Other liabilities	378.2	392.0
Total liabilities	9,717.2	8,726.0

Commitments and contingent liabilities	—	—
Noncontrolling interest	20.8	15.2

Shareholders' equity:
Common stock	12.0	12.1
Additional paid-in capital	1,989.8	2,131.7
Retained earnings	6,224.0	4,955.8
Less common stock held in treasury	(1,060.1)	(1,012.7)
Accumulated other comprehensive income	(335.7)	(581.1)
Total shareholders' equity	6,830.0	5,505.8
Total liabilities and shareholders' equity	$16,568.0	$14,247.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$709.2	$184.6	$1,274.0	$733.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	145.0	130.3	533.2	499.2
Stock compensation	23.9	27.7	109.7	109.6
Loss/ (Gain) on sale of assets	(0.8)	(6.9)	1.5	(9.2)
Accreted interest on zero-coupon subordinated notes	—	0.3	0.3	1.6
Cumulative earnings less than (in excess of) distributions from equity affiliates	0.9	0.8	0.5	1.2
Asset impairment	—	—	23.5	—
Deferred income taxes	(542.1)	49.5	(542.2)	54.7
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable (net)	80.9	23.7	(2.1)	(85.5)
(Increase) decrease in unbilled services	32.2	26.3	(8.3)	(33.4)
(Increase) decrease in inventories	(10.0)	(4.8)	(16.4)	(9.6)
(Increase) decrease in prepaid expenses and other	3.5	(1.0)	(20.3)	(20.5)
(Decrease) increase in accounts payable	56.0	47.6	85.6	(8.7)
(Decrease) increase in unearned revenue	9.0	6.5	19.0	29.9
(Decrease) increase in accrued expenses and other	56.3	(35.7)	1.4	(86.6)
Net cash provided by operating activities	564.0	448.9	1,459.4	1,175.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96.1)	(74.3)	(312.9)	(278.9)
Proceeds from sale of assets	4.3	6.9	5.5	30.8
Proceeds from sale of investment	—	—	—	13.5
Acquisition of licensing technology	(0.2)	—	(2.5)	—
Investments in equity affiliates	(3.0)	(0.4)	(36.2)	(12.5)
Acquisition of businesses, net of cash acquired	(83.3)	(151.8)	(1,882.6)	(548.6)
Net cash used for investing activities	(178.3)	(219.6)	(2,228.7)	(795.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	1,200.0	—
Proceeds from term loan	—	—	750.0	—
Payments of term loan	(443.0)	(150.0)	(493.0)	(150.0)
Proceeds from revolving credit facilities	68.5	139.5	1,392.2	139.5
Payments on revolving credit facilities	(68.5)	(139.5)	(1,392.2)	(139.5)
Payments on senior notes	(0.1)	(129.7)	(500.1)	(454.7)
Payments on zero-coupon subordinated notes	(0.1)	(22.2)	(33.9)	(53.7)
Payment of debt issue costs	(1.7)	—	(15.3)	—
Payments on long-term lease obligations	(1.7)	(2.4)	(7.7)	(8.4)
Noncontrolling interest distributions	(0.2)	(0.4)	(1.0)	(2.1)
Deferred acquisition costs	(1.0)	(2.7)	(2.6)	(7.6)
Net proceeds from issuance of stock to employees	8.4	3.2	73.6	70.6
Purchase of common stock	(40.0)	(43.9)	(338.1)	(43.9)
Net cash used for financing activities	(479.4)	(348.1)	631.9	(649.8)
Effect of exchange rate changes on cash and cash equivalents	1.1	(15.2)	20.5	(13.2)
Net increase in cash and cash equivalents	(92.6)	(134)	(116.9)	(282.8)
Cash and cash equivalents at beginning of period	409.3	567.6	433.6	716.4
Cash and cash equivalents at end of period	$316.7	$433.6	$316.7	$433.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

LabCorp Diagnostics
Net Revenue	$1,816.3	$1,671.8	$7,170.5	$6,593.9
Adjusted Operating Income	$356.5	$317.8	$1,446.3	$1,322.9
Adjusted Operating Margin	19.6%	19.0%	20.2%	20.1%

Covance Drug Development
Net Revenue	$886.1	$715.6	$3,037.2	$2,842.2
Adjusted Operating Income	$134.9	$106.5	$422.4	$412.7
Adjusted Operating Margin	15.2%	14.9%	13.9%	14.5%

Consolidated
Net Revenue	$2,701.6	$2,387.4	$10,205.9	$9,435.6

Adjusted Segment Operating Income	$491.4	$424.3	$1,838.7	$1,735.6
Unallocated corporate expense	(35.2)	(36.5)	(137.4)	(145.4)
Consolidated Adjusted Operating Income	$456.2	$387.8	$1,701.3	$1,590.2
Adjusted Operating Margin	16.9%	16.2%	16.7%	16.9%

The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of intersegment transaction eliminations. Covance Drug Development’s results for the three and twelve-month periods ended December 31, 2016 exclude the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015. Adjusted Operating Income and Adjusted Operating Margin are Non-GAAP measures. See the subsequent footnotes for reconciliations of Non-GAAP measures.

Effective January 1, 2018, the Company will adopt the FASB-issued converged standard on revenue recognition, using the full retrospective method. Although the Company has not completed all of the analysis required to finalize this restatement of revenues and expenses relating to this new standard, the table below presents the Company’s current best estimate of the potential financial impact on its two segments’ revenue, and is being provided as a reference point for the Company’s guidance in 2018. The 2017 calculation is preliminary and will be finalized upon adoption in the first quarter of 2018 and the amounts are therefore subject to change. The Company does not believe the application of the new standard will have any significant impact on previously reported Adjusted Operating Income. However, the change in reported revenue will impact previously reported operating margins as follows:

(Dollars in millions)	Twelve Months Ended December 31, 2017 As Reported	Twelve Months Ended December 31, 2017 Preliminary Restatement

LabCorp Diagnostics (1)
Net Revenue	$7,170.5	$6,858.0
Adjusted Operating Income	$1,446.3	$1,446.3
Adjusted Operating Margin	20.2%	21.1%

Covance Drug Development (2)
Net Revenue	$3,037.2	$3,562.4
Adjusted Operating Income	$422.4	$425.7
Adjusted Operating Margin	13.9%	11.9%

Consolidated (1) (2)
Net Revenue	$10,205.9	$10,418.6

Adjusted Segment Operating Income	$1,868.7	$1,872
Unallocated corporate expense	$(137.4)	$(137.4)
Consolidated Adjusted Operating Income	$1,731.3	$1,734.6
Adjusted Operating Margin	17.0%	16.6%

(1)
In LabCorp Diagnostics, the impact of the accounting change will reduce revenue and increase margins, as bad debt will be treated as a reduction in revenue rather than selling, general and administrative expense.

(2)
In Covance Drug Development, the impact of this accounting change will increase revenue and cost of revenue, resulting in lower margins due to the inclusion of investigator fees and other pass-through expenses in both categories.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Adjusted Operating Income
Operating Income	$354.2	$323.4	$1,364.2	$1,312.4
Acquisition-related costs	14.1	3.3	49.7	18.4
Restructuring and other special charges	6.3	9.8	70.9	58.4
Consulting fees and executive transition expenses	1.3	1.4	4.4	9.3
Wind-down of minimum volume contract operations	—	0.6	—	4.6
LaunchPad system implementation costs	17.4	0.5	25.6	7.6
Amortization of intangibles and other assets	62.9	48.8	216.5	179.5
Adjusted operating income	$456.2	$387.8	$1,731.3	$1,590.2

Adjusted EPS
Diluted earnings per common share	$6.81	$1.75	$12.21	$7.02
One-time benefit from Tax Cuts and Jobs Acts	(5.00)	—	(5.00)	—
Restructuring and other special items	0.23	0.08	0.98	0.64
Amortization expense	0.41	0.32	1.41	1.17
Adjusted EPS	$2.45	$2.15	$9.60	$8.83

Free Cash Flow:
Net cash provided by operating activities	$564.0	$448.9	$1,459.4	$1,175.9
Less: Capital expenditures	(96.1)	(74.3)	(312.9)	(278.9)
Free cash flow	$467.9	$374.6	$1,146.5	$897.0

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the fourth quarter of 2017, the Company recorded net restructuring and other special charges of $6.3 million.  The charges included $8.9 million in severance and other personnel costs along with $0.9 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $3.0 million in unused severance reserves and $0.5 million in unused facilities reserves.

The Company incurred legal and other costs of $14.1 million primarily relating to the acquisition of Chiltern.  The Company also recorded $17.4 million in consulting and other expenses relating to Covance and Chiltern integration initiatives. In addition, the Company incurred $1.3 million in consulting expenses relating to fees incurred as part of its integration and management transition costs (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended December 31, 2017, by $24.5 million and diluted earnings per share by $0.23 ($24.5 million divided by 103.7 million shares).

During the first three quarters of 2017, the Company recorded net restructuring and other special charges of $64.6 million.  The charges included $27.2 million in severance and other personnel costs along with $17.9 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $1.4 million, primarily in unused severance reserves. The Company also recognized an asset impairment loss of $20.9 million related to the termination of a software development project within the Covance Drug Development segment and the forgiveness of indebtedness for LabCorp Diagnostics customers in areas heavily impacted by hurricanes experienced during the third quarter of 2017.

The Company incurred legal and other costs of $29.8 million relating to recent acquisition activity.  The Company also recorded $8.0 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis, along with $0.9 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $8.2 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these combined charges decreased net earnings for the year ended December 31, 2017, by $101.4 million and diluted earnings per share by $0.98 ($101.4 million divided by 103.9 million shares).

2)
As a result of the passage of the TCJA in the fourth quarter of 2017, the Company recorded a net reduction of its provision for income taxes of $519.0 million, resulting in a one-time increase in its EPS of $5.00 for the quarter and for the year ($519.0 million divided by 103.7 million shares and $519.0 million divided by 103.9 million shares). Given the significant changes resulting from the TCJA, the estimated financial impact in the quarter is provisional and subject to further clarification, which could result in changes to these estimates during 2018.

3)
During the fourth quarter of 2016, the Company recorded net restructuring charges and special items of $9.8 million. The charges included $8.1 million in severance and other personnel costs along with $2.8 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 million in unused personnel-related reserves and $1.0 million in unused facility-related costs.

The Company incurred $0.6 million in fees and expenses associated with acquisitions completed during the quarter and incurred additional legal and other costs of $0.6 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $2.5 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, $0.2 million in short-term equity retention arrangements relating to the acquisition of Covance, $1.4 million of accelerated equity and other final compensation relating to executive transition announced during the third quarter of 2016, and $0.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The Company also recorded a $3.6 million gain on sale of certain assets held for sale. The after tax impact of these net charges decreased net earnings for the quarter ended December 31, 2016, by $8.3 million and diluted earnings per share by $0.08 ($8.3 million divided by 105.1 million shares).

During the first three quarters of 2016, the Company recorded net restructuring charges and other special charges of $48.6 million. The charges included $23.1 million in severance and other personnel costs along with $30.7 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $2.5 million in unused facility-related costs and $2.7 million in unused severance reserves.

The Company incurred $7.4 million in fees and expenses associated with completed acquisitions and incurred additional legal and other costs of $4.0 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $4.4 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, $2.3 million in short-term equity retention arrangements relating to the acquisition of Covance, $7.5 million of accelerated equity compensation relating to the announced retirement of a Company executive, and $8.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The Company also incurred $5.6 million of interest expense relating to the early retirement of subsidiary indebtedness acquired as part of its acquisition of Sequenom. In conjunction with certain international legal entity tax structuring, the Company recorded a one-time tax liability of $1.1 million.

The after tax impact of these net charges decreased net earnings for the year ended December 31, 2016, by $66.3 million and diluted earnings per share by $0.64 ($66.3 million divided by 104.3 million shares).

4)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended December 31, 2017 and 2016, intangible amortization was $62.9 million and $48.8 million, respectively ($42.3 million and $33.2 million net of tax, respectively) and decreased EPS by $0.41 ($42.3 million divided by 103.7 million shares) and $0.32 ($33.2 million divided by 105.1 million shares), respectively. For the year ended December 31, 2017 and 2016, intangible amortization was $216.5 million and $179.5 million, respectively ($146.4 million and $122.5 million net of tax, respectively) and decreased EPS by $1.41 ($146.4 million divided by 103.9 million shares) and $1.17 ($122.5 million divided by 104.3 million shares), respectively.

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